Exhibit 10.2


                                    AGREEMENT

         THIS AGREEMENT (this "Agreement") is dated as of December 4, 2002, by and among Mr. Edward Goodstein ("Goodstein"), TW Cable, LLC ("TW"), Mr. Daniel McPhee ("McPhee") and DataWorld Solutions, Inc.(the "Company").


                                   WITNESSETH:

         WHEREAS, Goodstein, TW and McPhee each has various rights, obligations, liabilities and securities pertaining to the Company; and

         WHERAS, the parties wish to restructure such rights, obligations, liabilities and securities; and

         WEREAS, Goodstein and TW recognize that McPhee's efforts as chief executive of the Company to (a) reduce debts of the Company, especially those as to which Goodstein and/or McPhee are personally liable, (b) enhance the value of the Company and (c) increase the stock price to reduce Goodstein's personal liabilities will benefit them; and

         NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth below, the parties hereto hereby agree as follows:

     1. OBLIGATION. Goodstein and TW hereby agree to settle any and all debts, interest and obligations owed to either of them by the Company, for an amount equal to $252,00 to TW and $168,000 to Goodstein plus interest at 5% per annum. The aggregate of such amounts is hereby referred to as the "Settlement Amount". The Company expressly acknowledges its indebtedness to Goodstein and TW of the Settlement Amount without defense and agrees to make payments from time to time as set forth on the attached Schedule beginning December 1, 2002, which includes interest at 5%. Each payment shall be apportioned 60% to TW and 40% to Goodstein and will reflect the interest relating to such payment.

     2. PERSONAL GUARANTEE OF MCPHEE. McPhee is obligated to Goodstein under a personal guarantee (currently equal to approximately $133,000). Payments of the Settlement Amount by the Company to Goodstein shall reduce McPhee's personal guarantee on a dollar-for-dollar basis. McPhee agrees that he will not transfer his assets to nay other person or entity if after such transfer, his net worth decreases to less than the then current amount of his personal guarantee referenced above. For example, if the personal guarantee amount is $100,000,and McPhee's net worth is $120,000, he may transfer up to not more than $20,000 to another person or entity.

     3. SALES OF COMPANY STOCK BY GOODSTEIN. Sales of the Company stock by Goodstein reduce McPhee's personal guarantee, as well as the Company's Settlement Amount to TW and Goodstein. For every $1.00 of sale proceeds, both McPhee's personal liability and the Settlement Amount shall be reduced by $0.67.


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          If such sale proceeds equal $200,000 or more, McPhee's personal obligation to Goodstein shall be considered paid in full and McPhee shall be released from his personal guarantee. All reductions of the Settlement Amount as a result of sales of stock by Goodstein shall be first applied to the payment which is scheduled to be made last. For example, the lat payment on the attached Schedule provides for a $6,000 payment to be made by November 2017. If there is $8,955 in stock sales, the Settlement Amount is decreased by 67 % of such sale proceeds, or $6,000. The payment for November 2017 would be deemed paid by such stock sales. The next payment eligible for reduction of the Settlement Amount as a result of stock sales would be October 2017 and so forth.

     4. NEW STOCK. The Company agrees to issue 500,00 shares of its common stock in exchange for all of the Company's preferred stock owned by Goodstein. Such common stock will have a restrictive legend and be delivered promptly to Goodstein upon receipt by the Company of all of the preferred stock referenced above. The legend shall read as follows: "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold or transferred without registration under said Act or an exemption therefrom."

     5. LIMITATION ON STOCK SALES. As of the date hereof and including the 500,000 shares referenced in Section 4 above, TW and Goodstein will beneficially own 2,563,949 shares of the Company's common stock. Goodstein agrees to limit his sales of Company stock in any one day to no more than 10% of the greater of the (a) current or (b) previous day's total trading volume in the Company's stock, provided that regardless of the daily volume limitation, he may sell a minimum of 25,000 shares per calendar month. If he sells less than 25,000 shares in any month, such shortfall shall not be carried over to the next month. Goodstein further agrees to provide to the Company all appropriate brokerage documentation to confirm his compliance with such limitation. McPhee agrees to limit his sales of Company stock during the term of this Agreement in the same manner as Goodstein as set forth in this Section.

     6. RULE 144 COMPLIANCE. The Company agrees to (a) cooperate in all respects with sales of stock by Goodstein and TW under Rule 144 of the Securities Act of 1933; (b) use its best efforts to timely file all necessary reports required under the Securities Exchange Act of 1934, and (c) pay the transfer agent costs as well as the Company's legal fees incurred in issuing the standard Rule 144 opinion for sales of the Company stock by Goodstein or TW.

     7. OTHER RIGHTS. Goodstein agrees to waive his right to representation on the Board of Directors of the Company.

     8. ESCROW. Upon execution of this Agreement, and a letter of direction from Christopher Francis with respect to his shares, Goodstein and TW agree to release from escrow, including those shares held for the benefit of prior creditors of the Company, 2 million shares of the Company's stock owned by McPhee and 4,250,00 shares of the Company's stock owned by Christopher Francis, with Francis's shares to be surrendered to the Company to become "treasury shares" held by the Company. The remaining shares held in escrow will be released upon full and final payment of the Settlement Amount. Goodstein and TW shall have the right to appoint a new escrow agent, the reasonable cost of which shall be borne equally between TW and the Company, provided the terms of the new escrow agreement are consistent with the terms of this Agreement.


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     9.   JUDGMENTS. For so long as the Company materially complies with this
          Agreement, Goodstein and TW agree not to file any actions, suits, arbitrations, or the like against the Company. For so long as Goodstein and TW materially comply with this Agreement, the Company agrees not to file any actions, suits, arbitrations or the like against either Goodstein or TW. Goodstein and TW agree to suspend all enforcement or collection on their judgment against McPhee provided that Goodstein and TW may enforce or collect all of their Judgments in the event the Company breaches a material term of this Agreement and such material breach is not cured within 14 days after Goodstein's notice of such breach is received by the Company. Any waiver in the discretion of Goodstein of a breach by the Company must be in writing and shall not constitute a waiver of any other breaches, whether occurring before or after any breach that is waived by Goodstein.

     10. TERMINATION. This Agreement shall terminate on the earlier of (a) the date on which all of the material terms of this Agreement have been complied with or otherwise performed, (b) any other date agreed to by all of the parties, or (c) the date on which the Company, after notice as set forth in Section 11.2, fails to cure a breach of a material term of this Agreement, which breach is not waived in writing by Goodstein. In the event this Agreement is terminated under Section (c) above, Goodstein and TW shall have the rights to pursue all of their rights under all of their Judgments. Notwithstanding termination, the Company's obligations to TW and Goodstein and McPhee's personal guarantee to Goodstein shall be reduced in accordance with Section 1 and 2 hereof with respect to actual payments by the Company to TW and Goodstein and sales of stock of the Company by Goodstein.

     11.  MISCELLANEOUS.

     11.1 Amendments. This Agreement may be modified or amended only by a written instrument executed by each of the parties hereto.


     11.2 Represenation. Each party represents that it has retained legal and other counsel of its choosing with respect to the transactions contemplated herein, and is satisfied in his sole discretion with the form and content of the documentation.

     11.3 Notices. All communications required or permitted to be given under this Agreement to any party hereto shall be sent by certified mail, return receipt requested to such party at the address set forth below. If a party gives notice to such address, it shall constitute good and sufficient notice unless the party to whom notice is being given has previously notified the other parties of a change of address by certified mail, return receipt requested.

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          TW Cable, LLC: 81 Executive Boulevard, PO Box 3259 Farmingdale, NY
          11735

          Edward Goodstein: 81 Executive Boulevard, PO Box 3259 Farmingdale, NY 11735

          DataWorld Solutions, Inc.: PO Box 12006 Hauppauge, NY 11788

          Daniel McPhee: PO Box 12006 Hauppauge, NY 11788


     11.4 Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that none of the obligations or duties under this Agreement may be assigned without written consent of the non-assigning parties.

     11.5 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

     11.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which together shall constitute one and the same agreement.

     11.7 Facsimile. This Agreement may be accepted via facsimile, and a facsimile transmission of the executed signature page hereof shall make this Agreement legally binding upon the party so executing and faxing such signature page. IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

----------------------------------
Mr. Edward Goodstein                                 DataWorld
                                                     Solutions, Inc. By: Daniel
                                                     McPhee, President

-------------------
TW Cable, LLC                                        ---------------------------


                                                     By:
                                                        -----------------
                                                        Mr. Daniel McPhee



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